As filed with the Securities and Exchange Commission on September 5, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MEDICAL STAFFING NETWORK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0865171
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

901 Yamato Road, Suite 110, Boca Raton, FL	33431
(Address of Principal Executive Offices)	(Zip Code)

Medical Staffing Network Holdings, Inc. 2001 Stock Incentive Plan

(Full Title of the Plan)

Robert J. Adamson

Chairman and Chief Executive Officer

Medical Staffing Network Holdings, Inc.

901 Yamato Road, Suite 110

Boca Raton, FL 33431

(Name and Address of Agent for Service)

(561) 322-1300

(Telephone number, including area code, of agent for service)

With a copy to:

Michael Francis, Esq.

Akerman Senterfitt

One Southeast Third Avenue, 25th Floor

Miami, Florida 33131

(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “larger accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, $0.01 par value	1,000,000	$2.53	$2,530,000 (2)	$99.43

[1]

Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices per share of the Registrant’s common stock reported on the New York Stock Exchange on August 28, 2008, and the maximum number of shares of common stock currently issuable pursuant to the Medical Staffing Network Holdings, Inc. 2001 Stock Incentive Plan (the “Plan”).

[2]

Also registered hereby are such additional and indeterminate number of shares of common stock as may become issuable under the Plan as a result of adjustments resulting from certain events of recapitalization as provided for in the Plans.

The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

Explanatory Note

The registrant is filing this Registration Statement on Form S-8 for the sole purpose of registering an additional 1,000,000 shares of the registrant’s common stock, par value $0.01 per share (the “Common Stock”) available for issuance under the Medical Staffing Network Holdings, Inc. 2001 Stock Incentive Plan (the “Plan”). The registrant previously registered 2,274,499 shares of Common Stock available for issuance under the Plan on Form S-8, Registration No. 333-87358, filed with the Commission on May 2, 2002, as amended on Post-Effective Amendment No. 1 to Form S-8, filed with the Commission on May 6, 2002. The contents of that registration statement are incorporated herein by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Medical Staffing Network Holdings, Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

1)	The Company’s Annual Report on Form 10-K for the year ended December 30, 2007, filed with the Commission on March 6, 2008;

2)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2008, filed with the Commission on May 8, 2008, and June 29, 2008, filed with the Commission on August 7, 2008;

3)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 4, 2008, February 7, 2008, March 11, 2008, May 22, 2008 and June 6, 2008; and

4)	The Company’s description of its common stock contained in its Registration Statement on Form 8-A, filed with the Commission on April 11, 2002; and

In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Amended and Restated Certification of Incorporation (the “Certificate”) provides that the Company shall indemnify, to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company against expenses (including attorney’s fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pursuant to Section 102 of the Delaware General Corporation Law (the “DGCL”), the Certificate eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that he or she is or was a director or officer of the corporation, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if he or she shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of Medical Staffing Network Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002 (File No. 001-31299))

3.2	Amended and Restated Bylaws of Medical Staffing Network Holdings, Inc. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002 (File No. 001-31299)).

5.1	Opinion of Akerman Senterfitt.

10.1	Medical Staffing Network Holdings, Inc. 2001 Stock Incentive Plan (Incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1, dated February 8, 2002 (Registration Number 333-82438)).

10.2	First Amendment to the Medical Staffing Network Holdings, Inc. 2001 Stock Incentive Plan.

10.3	Second Amendment to the Medical Staffing Network Holdings, Inc. 2001 Stock Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated June 3, 2008).

23.1	Consent of Akerman Senterfitt (Included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Medical Staffing Network Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on September 5, 2008.

MEDICAL STAFFING NETWORK HOLDINGS, INC.

By:	/s/ Robert J. Adamson
Name:	Robert J. Adamson
Title:	Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Adamson and Kevin S. Little his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Robert J. Adamson	Chairman of the Board and Chief Executive Officer	September 5, 2008
Robert J. Adamson	(Principal Executive Officer)

/s/ Kevin S. Little	President and Chief Financial Officer	September 5, 2008
Kevin S. Little	(Principal Financial Officer)

/s/ Jeffrey Yesner	Chief Accounting Officer	September 5, 2008
Jeffrey Yesner	(Principal Accounting Officer)

/s/ Joel Ackerman	Director	September 5, 2008
Joel Ackerman

/s/ Anne Boykin, PhD, RN	Director	September 5, 2008
Anne Boykin, PhD, RN

/s/ C. Daryl Hollis	Director	September 5, 2008
C. Daryl Hollis

/s/ Philip A. Incarnati	Director	September 5, 2008
Philip A. Incarnati

/s/ Edward J. Robinson	Director	September 5, 2008
Edward J. Robinson

/s/ David J. Wenstrup	Director	September 5, 2008
David J. Wenstrup

/s/ David Wester	Director	September 5, 2008
David Wester

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Akerman Senterfitt.

10.2	First Amendment to the Medical Staffing Network Holdings, Inc. 2001 Stock Incentive Plan.

23.1	Consent of Akerman Senterfitt (Included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included in the signature pages to this Registration Statement).